   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 2000

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION


                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MICROSOFT CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Washington                                91-1144442
(State or other jurisdiction                        (IRS Employer
of incorporation or organization)                   Identification No.)


--------------------------------------------------------------------------------
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                (425) 882-8080
                  (Address, including zip code, and telephone
             number including area code, of registrant's principal
                               executive office)
                   ----------------------------------------
                              Robert A. Eshelman
                    General Counsel, Finance and Operations
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                (425) 882-8080
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


--------------------------------------------------------------------------------
                       Copies of all communications to:

                           Christopher H. Cunningham
                           Preston Gates & Ellis LLP
                             5000 Columbia Center
                               701 Fifth Avenue
                        Seattle, Washington  98104-7078
                   ----------------------------------------

================================================================================

          Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                                                                  [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:
                                                                      [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.       [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                      [_]

          If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                                  [_]


          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                       CALCULATION OF REGISTRATION FEE*

 Title of each class                              Proposed maximum        Proposed maximum
 of securities to be        Amount to be         offering price per      aggregate offering          Amount of
 registered                 registered*                share*                  price*            registration fee**
-----------------------   ------------------   -----------------------  --------------------   -----------------------
  Common Stock par
     value                 163,130                   $109.78125                $17,908,615.31          $4,727.87
    $.0000125               shares                   ----------                --------------          ---------

          * Plus an indeterminate number of additional shares of common stock that may be issued pursuant to stock splits and stock dividends with respect to the registered shares.

          **   Estimated pursuant to Rule 457(c) solely for purposes of
calculating amount of registration fee, based upon the average of the high and low prices reported on January 7, 2000, as reported on the Nasdaq Stock Market.

                The Index to Exhibits is located at Page II-4.

                                  PROSPECTUS
                                  ----------

                             MICROSOFT CORPORATION
                             163,130 Common Shares

                    ________________________________________

     This prospectus is part of a registration statement that covers 163,130 shares of our common stock issuable upon the exercise of options granted to certain former directors and employees of Visio Corporation. Visio Corporation was acquired by Microsoft on January 7, 2000. We will bear the costs relating to the registration of the common shares estimated to be approximately $15,000.

     The common shares are traded on the Nasdaq Stock Market under the symbol MSFT. The average of the high and low prices of the common shares as reported on the Nasdaq Stock Market on January 7, 2000 was $109.78125 per common share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ________________________________________

                The date of this prospectus is January __, 2000

                               TABLE OF CONTENTS

THE COMPANY....................................................... 3
USE OF PROCEEDS................................................... 3
PLAN OF DISTRIBUTION.............................................. 3
LEGAL MATTERS..................................................... 3
EXPERTS........................................................... 4
WHERE YOU CAN FIND MORE INFORMATION............................... 5

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The common shares are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                  THE COMPANY

     Microsoft Corporation was founded as a partnership in 1975 and incorporated in 1981. Microsoft develops, manufactures, licenses, sells, and supports a wide range of software products, including:

     . operating system software (for example, Microsoft Windows 98, Windows NT, and Windows CE) designed for personal computers, servers, handheld personal computers and other information devices;

     . server applications software (for example, Microsoft Exchange Server and Microsoft SQL Server) designed for client/server environments;

     . business and consumer applications software (for example, Microsoft Word; Microsoft Excel and Microsoft Outlook);

     .    software development tools; and

     .    Internet and intranet software and technologies.

     Microsoft's efforts also include:

     .    development of entertainment and information software programs;

     .    development of the MSN(TM) network of Internet products and services;

     . alliances with companies involved with the creation and delivery of digital information;

     . sales of personal computer devices such as the Microsoft Mouse and the Microsoft Natural Keyboard;

     .    publication of software-related books; and

     . research and development of advanced technologies for future software products.

     Microsoft's business strategy is to develop a broad line of software products for business and personal use, and to distribute these products through diverse channels, including distributors, resellers, system integrators, retail stores, and preinstalled on new computer hardware.

     Microsoft is organized as a Washington corporation with its principal executive offices located at One Microsoft Way, Redmond, Washington 98052-6399. Our telephone number is (425) 882-8080 and our electronic mail address is msft@microsoft.com.

                                USE OF PROCEEDS

     Upon the exercise of these options, we will receive the exercise price of each option unless the options are exercised on a cashless basis. If all of the options to purchase our common shares are exercised and the exercise price of all options is paid, we will receive $3,801,506.28. We plan to use such proceeds for general corporate purposes.

                             PLAN OF DISTRIBUTION

     Microsoft is offering the common shares covered by this prospectus to individuals who are former employees and directors of Visio Corporation. The common shares will be offered directly to such individuals on their exercise of stock options. Since the issuance of the common shares will be direct to such individuals, will not utilize the services of an underwriter, broker or dealer. We will impose no fees, commissions or other charges on the exercise of a stock option.

                                 LEGAL MATTERS

     For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the common shares. As of the date of this prospectus, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for Microsoft own fewer than 1,000,000 common shares.

                                    EXPERTS

     The consolidated financial statements of Microsoft for each of the three years in the period ended June 30, 1999, incorporated by reference in this Prospectus from Microsoft's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     . Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.microsoft.com/MSFT.

     . Stock Market. The common shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by Microsoft can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     . Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

          We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

          1. Microsoft's Annual Report on Form 10-K, which includes various pages from its Annual Report to Shareholders, for the year ended June 30, 1999.

          2. Microsoft's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

          3.   Microsoft's Proxy Statement dated September 28, 1999.

          4. The description of the common stock of Microsoft, which is contained in the registration statement of Microsoft filed on Form S-3, dated December 13, 1996.

          You may request free copies of these filings by writing or telephoning us at the following address:

                    Investor Relations Department
                    Microsoft Corporation
                    One Microsoft Way
                    Redmond, Washington 98052-6399
                    (425) 882-8080
                    email: msft@microsoft.com


     You may also review and/or download free copies of items 1, 2 and 3 at our web site at http://www.microsoft.com/MSFT.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

     The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

     Registration Fee --
       Securities and Exchange Commission                       $ 4,727.87
     Accountants' Fees                                          $ 5,000.00
     Legal Fees                                                 $ 7,500.00
     Miscellaneous                                              $ 1,000.00
                                                                ----------
             Total                                              $18,227.87

Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     Article XII of the Restated Articles of Incorporation of Microsoft authorizes Microsoft to indemnify any present or former director or officer to the fullest extent not prohibited by the WBCA, public policy or other applicable law. Chapter 23B.8.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

     The directors and officers of Microsoft are entitled to indemnification by each of the selling shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of any selling shareholder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Microsoft by such selling shareholder or such underwriter.

     In addition, Microsoft maintains directors' and officers' liability insurance under which Microsoft's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 16.  List of Exhibits.
--------------------------

     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17.  Undertakings.
----------------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Microsoft pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 [Remainder of Page Intentionally Left Blank]

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on January 11, 2000.

                                    MICROSOFT CORPORATION

                                    /s/ William H. Gates III
                                    ------------------------------------
                                    William H. Gates III
                                    Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Gates III, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 11, 2000 in the capacities indicated.


/s/ William H. Gates III      Chairman, Chief Executive Officer, Director
---------------------------   (Principal Executive Officer)
William H. Gates III

/s/ John Connors              Vice President, Finance; Chief Financial Officer
---------------------------   (Principal Financial and Accounting Officer)
John Connors

/s/ Paul G. Allen             Director
---------------------------
Paul G. Allen

/s/ Richard A. Hackborn       Director
---------------------------
Richard A. Hackborn

/s/ David F. Marquardt        Director
---------------------------
David F. Marquardt

/s/ William G. Reed, Jr.      Director
---------------------------
William G. Reed, Jr.

/s/ Jon A. Shirley            Director
---------------------------
Jon A. Shirley

                               INDEX TO EXHIBITS

Exhibit No.                Description                        Location
-----------                -----------                        --------

5              Opinion of Counsel re: legality                See attached.

10.1           Visio Corporation 1990 Stock Option
               Plan, as amended                               a

10.2           Visio Corporation 1995 Long-Term
               Incentive Stock Option Plan, as amended        b

10.3           Visio Corporation 1995 Stock Option Plan
               for Nonemployee Directors, as amended          c

23.1           Consent of Deloitte & Touche LLP as
               Independent Auditors  See attached.            See attached.

23.2           Consent of Preston Gates & Ellis LLP           Contained in
                                                              Exhibit 5

24             Power of Attorney                              See page II-3

--------------------

a Incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K of Visio Corporation for the fiscal year ended September 30, 1997.

b Incorporated by reference to Exhibit 99.1 to Visio Corporation's Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-50619), effective June 18, 1998.

c Incorporated by reference to Exhibit 10.1 to Visio Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.